Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2020 RESULTS

First Quarter Results

•	Total revenues of $54.6 million, a 3% year-over-year increase
•	Net loss of $(51.5) million and loss per diluted share of $(1.10)
•	Adjusted EBITDA of $9.2 million and a 17% Adjusted EBITDA margin
•	$15.5 million in cash on hand and $17.7 million of total debt as of March 31, 2020

HOUSTON, May 6, 2020 – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter  ended March 31, 2020.

Financial Review

Revenues were $54.6 million for the quarter ended March 31, 2020, which was an increase of 3% compared to the first quarter of 2019. This increase was primarily attributable to higher fracturing systems and tracer diagnostics activity in Canada, higher activity in international markets and increased product sales at Repeat Precision, LLC (“Repeat Precision”), partially offset by lower sales of well construction products in the U.S. and lower tracer diagnostics services activity in the U.S. We believe the decrease in both activity and pricing as a result of the decline in market conditions primarily related to the Coronavirus disease 2019 (“COVID-19”) pandemic had a negative impact on our revenues during the three months ended March 31, 2020 as drilling rig and completion activity in North America began to decline sharply through the month of March. In addition, customer activity in China was delayed and activity in Argentina was suspended in mid-March due to government regulations.  Total revenues increased by 5% as compared to the fourth quarter of 2019 with an increase of 23% in Canada partially offset by decreases of 7% in the United States and 23% outside of North America.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $23.9 million, or 44% of total revenues, in the first quarter of 2020, compared to $26.1 million, or 49% of total revenues, in the first quarter of 2019. Cost of sales as a higher percentage of revenues increased due to reductions in the pricing of our products and services, the use of third-party machining and assembly capacity, underutilization of field service personnel in the U.S. and higher cost of sales in tracer diagnostics, related to field service staffing levels and increased chemical costs associated with tariffs imposed on certain imports from China in September 2018 and later increased in May 2019. These increases were partially offset by increased sales at Repeat Precision, which enabled better fixed cost utilization and higher activity levels in our international operations. We believe that our cost of sales as a percentage of revenue was negatively impacted by the reduction in revenue activity associated with the decline in market conditions primarily related to the COVID-19 pandemic, which contributed to fixed cost under absorption.

Selling, general and administrative (“SG&A”) expenses totaled $20.8 million, a decrease in the first quarter of 2020 as compared to the first quarter of the prior year.  The overall decrease in expense reflects declines in compensation and bonuses, research and development expenses, ERP-related expenses, and accounting fees. These decreases were partially offset by severance charges incurred in the first quarter of 2020 related to a reduction in workforce and higher litigation expenses. We believe that travel restrictions enacted in response to the COVID-19 pandemic had a slightly favorable impact on our SG&A expense, primarily due to a reduction in travel and entertainment expenses.

On March 31, 2020, we evaluated our property and equipment and finite-lived intangible assets for impairment due to current industry conditions such as a reduction in global economic growth expectations, a significantly reduced demand for crude oil and refined products, the significant decline in commodity prices and the corresponding impact on future expectations of demand for our products and services primarily related to the COVID-19 pandemic as well as the resulting decline in the quoted price of our common stock. We determined that the carrying amount of certain of our long-lived assets exceeded the corresponding fair value. We recorded impairment charges of $9.7 million in property and equipment and $40.5 million in finite-lived intangible assets.

Net loss was $(51.5) million, or $(1.10) per diluted share, for the quarter ended March 31, 2020, which included a net impact of $50.2 million (after tax effect of $51.0 million, or  $1.09 per diluted share) related to impairment charges,  realized and unrealized foreign currency losses as well as the income tax impact of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) signed into law on March 27, 2020 and income tax valuation allowances recorded to reduce the carrying value of our U.S. and Canadian deferred tax assets. Adjusted net loss, which excludes these items, was $(0.5) million, or $(0.01) per diluted share, for the quarter ended March 31, 2020. This compares to a net loss of $(12.0) million, or $(0.26) per diluted share, in the first quarter of 2019, which included a net impact of $0.3 million (after tax effect of $9.9 million, or $0.22 per diluted share) related to the change in fair value of contingent consideration,  realized and unrealized foreign currency losses and an income tax valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset. Adjusted net loss, which excludes these items, was  $(2.1) million, or $(0.04) per diluted share, for the quarter ended March 31, 2019.

Adjusted EBITDA was $9.2 million for the quarter ended March 31, 2020,  an increase of $1.9 million as compared to the first quarter of 2019.  Adjusted EBITDA margin for the quarter was 17%, as compared to 14% for the first quarter of 2019.

Capital Expenditures and Liquidity

The Company incurred capital expenditures of $0.4 million, net, for the three months ended March 31, 2020 and $2.8 million, net, for the three months ended March 31, 2019.

As of March 31, 2020, the Company had $15.5 million in cash and $17.7 million in total debt. During the first quarter of 2020, the Company increased its cash position by $4.2 million and its total debt by $4.8 million, including a $5.0 million increase in its revolving credit facility balance. Our net working capital, which we define as our current assets, excluding cash and cash equivalents, minus our current liabilities, excluding current maturities of long-term debt, was $70.2 million at March 31, 2020.

We were in compliance with our financial covenants as of March 31, 2020. We are in the process of determining whether our cash on hand, cash flows from operations and potential borrowings under our senior secured credit facility will be sufficient to fund our capital expenditures and liquidity requirements for the next twelve months, which we will finalize in connection with the filing of our Form 10-Q. If the depressed market conditions, primarily related to the COVID-19 pandemic on the demand for oil, customer spending and the resulting demand for the Company’s products and services continues or worsens, it will have a material negative impact on the Company’s financial performance, which is expected to result in a breach of the covenants and a default under the credit agreement governing our senior secured credit facility (“Credit Agreement”). In the event of a default, the lenders may elect to declare all outstanding borrowings under the facility immediately due and payable. The Company is currently engaged with its lenders regarding possible amendments to the Credit Agreement, including a replacement facility. In addition, the Company has taken and continues to take actions to enhance its liquidity and is evaluating options to allow for sufficient cash availability to repay borrowings under the senior secured credit facility should they become due following an event of default.

COVID-19 Pandemic Impacts on the Oil & Gas Market and NCS Multistage

The COVID-19 pandemic and the related measures taken by governments on a global basis to slow the spread of the disease have had material adverse impacts on the global economy, resulting in a significant reduction in estimates for global gross domestic product (“GDP”) in 2020, especially in the second quarter. The demand for crude oil has been materially reduced as a result of the measures taken by governments around the world to mitigate the spread of COVID-19, primarily due to significant reductions in air and motor vehicle travel, which has reduced the demand for jet fuel, diesel and gasoline, the key refined products derived from crude oil.

The significant reduction in global demand has led to a collapse in the price of crude oil. The average WTI crude oil price in April of 2020 was $16.55/BBL, which compares to $50.54/BBL in February 2020, before measures to restrict the spread of COVID-19 were put in place for most of the world. In addition, there is limited storage capacity for oil around the world, which has led to instances of heightened regional oversupply and high differentials, which causes the price received by E&P companies to be significantly below benchmark pricing such as WTI or Brent.

As a result of the rapid and material reduction in oil prices, E&P companies have responded by significantly reducing their capital expenditure budgets for 2020, resulting in significant reductions in planned drilling and completion activity. In North America, reductions to initial 2020 E&P company capital budgets have ranged from 30% to nearly 100%, with some only spending the capital required to safely operate their existing productive assets. Reductions in activity began in mid-to-late March and decreases in completions activity have occurred faster than reductions to drilling activity. Many E&P companies with operations in areas with high differentials relative to benchmarks have partially shut in production in areas where the marginal cash operating cost exceeds the local market price.

While we have experienced modest disruptions to our supply chain as a result of the COVID-19 pandemic, including delays in importation of certain chemical products from China and temporary work-from-home orders that have reduced the capacity at the Repeat Precision machine shop operations in Mexico, we currently believe that such disruptions are temporary in nature, that the impacted products are available through alternative sources of supply and that we have sufficient inventory on hand to meet several months of customer demand.

These events have negatively impacted and are expected to continue to negatively impact our business. We cannot reasonably estimate how long the COVID-19 pandemic and related market disruptions will persist, the extent of the impact they will have on our business, liquidity, and financial performance, or the pace of any subsequent recovery. Our financial results for the first quarter of 2020 partially reflect the impact of the COVID-19 pandemic on our business. The Company expects a further decline in revenue and profitability for the remainder of 2020, particularly in North America.

Cost Reduction Initiatives

In response to the actual and projected decline in demand for our products and services, NCS has undertaken multiple initiatives to reduce our cost structure, limit capital expenditures and enhance our liquidity, including:

*

In late March and early April 2020, NCS implemented a reduction in force that reduced our headcount in the U.S. and Canada by over 80 people. NCS also implemented furloughs for certain employees in field operations and engineering roles and reduced salaries and hourly rates for substantially all remaining employees, including reductions in salaries for executives averaging 20%. These actions are expected to result in over $12 million in annualized cost savings, with over 75% of that amount associated with SG&A expenses;

*

In May 2020, NCS implemented a reduction in force that further reduced our headcount in the U.S. and Canada by approximately 50 people. This reduction in force is expected to result in over $3.5 million in additional annualized cost savings, with over 50% of that amount associated with SG&A expenses;

*	A reduction in bonus accruals for 2020 and a reversal of bonus amounts previously accrued in 2019;
*	An elimination of the employer matching contributions for the Company’s U.S. 401(k) plan and its Registered Retirement Savings Plan in Canada;
*	A moratorium on non-essential travel for all employees;
*	Negotiation of new rates, work rules and payment schedules with vendors;
*	Strategies to reduce third-party spend, including information technology, financial services and third-party research and development;
*	Deferral of U.S. employer payroll taxes, as allowed under the CARES Act;
*	Application for benefits under the Canada Emergency Wage Subsidy (“CEWS”) program;
*	Accelerating the filing of our 2019 U.S. federal tax return to utilize net operating loss carryback provisions from the CARES Act in order to obtain a cash tax refund during the second half of 2019;
*	Borrowing an additional $5.0 million under our senior secured credit facility to fund severance costs associated with the reductions in force while maintaining operational liquidity;
*	In April 2020, Repeat Precision entered into a new promissory note providing up to $5.0 million in additional borrowing capacity; and
*	Reducing planned capital expenditures for the year and planning to sell excess vehicles financed under capital leases.

In connection with the reductions in workforce described above, we recorded cash severance charges of approximately $1.3 million, which is reflected in the condensed consolidated statements of operations under SG&A expenses for the three months ended March 31, 2020. We expect to accrue for an additional $3.5 million to $3.7 million in cash severance charges to be reflected in the condensed consolidated statements of operations under SG&A expenses for the three months ended June 30, 2020.

NCS continues to evaluate market conditions and will continue to take necessary actions to further reduce our cost base and try to enhance liquidity should there be a further reduction in the demand for our products and services.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper commented, “The world, and especially our industry, are coping with the COVID-19 pandemic and the resulting reduction in economic activity and oil and refined product demand. The health and safety of our employees is the top priority for NCS. We have implemented our response plan, in accordance with guidelines from the CDC, WHO and state and local governments. I want to thank all of the employees at NCS and Repeat Precision for their dedication and for continuing to provide exceptional service to our customers in these challenging times.

While the COVID-19 pandemic is first and foremost on our minds, I don’t want to overlook some of our accomplishments during the first quarter. We achieved year-over-year revenue growth of 3% and sequential revenue growth of 5% as compared to the fourth quarter of 2019. Our strength in Canada was a highlight once again, with a 17% year-over-year revenue increase, as compared to a 7% increase in rig count, again demonstrating our market share gains and the execution of our cross-selling initiatives. We also grew our international revenue by 68% in the first quarter as compared to the prior year. Our Adjusted EBITDA in the first quarter of $9.2 million was $1.9 million higher than in the first quarter of 2019 and we generated over $3 million in free cash flow.

As a result of the COVID-19 pandemic, the global oil market is significantly oversupplied, and oil prices have collapsed. Our customers are dramatically reducing activity levels, especially in North America, and we expect activity to continue to fall during the second quarter and to remain at depressed levels through the end of the year. As an example, the land rig count in Canada on May 1, 2020 was 25, which is the lowest number ever recorded in the Baker Hughes rig count. In the U.S., the horizontal land rig count ended 2019 at 703 rigs, and has fallen to 374 as of May 1, 2020 with a reduction of over 300 rigs the last six weeks alone. We also expect that customer spending and activity in international markets will fall below initial 2020 budgets, with the level of reductions varying by activity type and by country.

While it is always difficult to take actions that impact our exceptional workforce, NCS has taken swift and decisive action to respond to the current environment. Through the cost reduction initiatives outlined above, we are aligning our field service capacity with market activity levels and we are targeting a reduction of $20 million in SG&A in 2020 as compared to 2019. We continue to reduce our anticipated capital expenditures and are taking actions to improve our cash position and liquidity.

We will continue to evaluate market conditions and will take further action as necessary to respond and to try to strengthen our financial position to enable us to participate in an eventual industry recovery. We continue to believe that our products and services enable our customers to increase operating efficiencies, better understand and optimize their assets and reduce their costs, which is critically important in the current market environment.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share,  Free Cash Flow and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its first quarter 2020 results on Thursday,  May 7, 2020 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 4949555. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, http://www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 4949555. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, Russia, the Middle East and the North Sea.  NCS’s common stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; the risks and uncertainties relating to public health crises, including the COVID-19 pandemic and its continuing impact on market conditions and our business, financial condition, results of operations, cash flows and stock price; our inability to comply with the covenants in our debt agreements depending on the duration of the decline in market conditions primarily related to the COVID-19 pandemic and our ability to negotiate with our lenders; risks and uncertainties relating to cost reduction efforts or savings we may realize from such cost reduction efforts; risks and uncertainties related to the potential delisting of our common stock from NASDAQ; loss of significant customers; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; our inability to accurately predict customer demand; impairment in the carrying value of long-lived assets and goodwill; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; currency exchange rate fluctuations; losses and liabilities from uninsured or underinsured business activities; the financial health of our customers including their ability to pay for products or services provided; our inability to obtain sufficient liquidity on reasonable terms, or at all; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; our success in attracting and retaining qualified employees and key personnel; and our inability to satisfy technical requirements and other specifications under contracts and contract tenders and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues
Product sales	$39,430	$37,232
Services	15,120	15,618
Total revenues	54,550	52,850
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	23,448	16,746
Cost of services, exclusive of depreciation and amortization expense shown below	7,166	10,017
Total cost of sales, exclusive of depreciation and amortization expense shown below	30,614	26,763
Selling, general and administrative expenses	20,835	23,026
Depreciation	1,452	1,426
Amortization	1,133	1,161
Change in fair value of contingent consideration	—	37
Impairment	50,194	—
(Loss) income from operations	(49,678)	437
Other income (expense)
Interest expense, net	(322)	(517)
Other income, net	158	73
Foreign currency exchange gain (loss)	10	(297)
Total other expense	(154)	(741)
Loss before income tax	(49,832)	(304)
Income tax (benefit) expense	(925)	9,574
Net loss	(48,907)	(9,878)
Net income attributable to non-controlling interest	2,642	2,088
Net loss attributable to NCS Multistage Holdings, Inc.	$(51,549)	$(11,966)
Loss per common share
Basic loss per common share attributable to NCS Multistage Holdings, Inc.	$(1.10)	$(0.26)
Diluted loss per common share attributable to NCS Multistage Holdings, Inc.	$(1.10)	$(0.26)
Weighted average common shares outstanding
Basic	47,049	45,974
Diluted	47,049	45,974

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$15,485	$11,243
Accounts receivable—trade, net	42,007	41,960
Inventories, net	38,592	39,921
Prepaid expenses and other current assets	2,394	2,444
Other current receivables	5,047	5,028
Total current assets	103,525	100,596
Noncurrent assets
Property and equipment, net	21,132	32,974
Goodwill	15,222	15,222
Identifiable intangibles, net	2,848	45,248
Operating lease assets	6,932	5,071
Deposits and other assets	2,950	3,460
Deferred income taxes, net	72	6
Total noncurrent assets	49,156	101,981
Total assets	$152,681	$202,577
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$7,818	$8,549
Accrued expenses	3,784	3,451
Income taxes payable	2,318	1,883
Operating lease liabilities	2,210	2,052
Current maturities of long-term debt	1,502	1,481
Other current liabilities	1,692	2,364
Total current liabilities	19,324	19,780
Noncurrent liabilities
Long-term debt, less current maturities	16,184	11,436
Operating lease liabilities, long-term	5,248	3,487
Other long-term liabilities	1,242	1,373
Deferred income taxes, net	1,545	2,956
Total noncurrent liabilities	24,219	19,252
Total liabilities	43,543	39,032
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at
March 31, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value, 225,000,000 shares authorized, 47,387,778 shares issued and 47,157,258 shares outstanding at March 31, 2020 and 46,905,782 shares issued
and 46,813,117 shares outstanding at December 31, 2019	474	469
Additional paid-in capital	427,578	424,633
Accumulated other comprehensive loss	(86,060)	(80,811)
Retained deficit	(250,578)	(199,029)
Treasury stock, at cost; 230,520 shares at March 31, 2020 and 92,665 shares
at December 31, 2019	(803)	(652)
Total stockholders’ equity	90,611	144,610
Non-controlling interest	18,527	18,935
Total equity	109,138	163,545
Total liabilities and stockholders' equity	$152,681	$202,577

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(48,907)	$(9,878)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,585	2,587
Impairment	50,194	—
Amortization of deferred loan cost	75	83
Share-based compensation	2,883	3,058
Provision for inventory obsolescence	237	(98)
Deferred income tax (benefit) expense	(1,238)	9,136
Loss (gain) on sale of property and equipment	46	(50)
Change in fair value of contingent consideration	—	37
Provision for doubtful accounts	383	573
Payment of contingent consideration	—	(3,042)
Proceeds from note receivable	276	—
Changes in operating assets and liabilities:
Accounts receivable—trade	(2,716)	(6,312)
Inventories, net	(442)	(1,303)
Prepaid expenses and other assets	(2,645)	326
Accounts payable—trade	343	3,462
Accrued expenses	494	(1,177)
Other liabilities	1,758	(777)
Income taxes receivable/payable	282	364
Net cash provided by (used in) operating activities	3,608	(3,011)
Cash flows from investing activities
Purchases of property and equipment	(458)	(2,505)
Purchase and development of software and technology	—	(491)
Proceeds from sales of property and equipment	20	169
Net cash used in investing activities	(438)	(2,827)
Cash flows from financing activities
Equipment note borrowings	—	835
Payments on equipment note and finance leases	(432)	(1,319)
Line of credit borrowings	5,000	—
Payment of contingent consideration	—	(6,958)
Treasury shares withheld	(151)	(309)
Distribution to noncontrolling interest	(3,050)	(600)
Proceeds from the issuance of ESPP shares	—	677
Net cash provided by (used in) financing activities	1,367	(7,674)
Effect of exchange rate changes on cash and cash equivalents	(295)	365
Net change in cash and cash equivalents	4,242	(13,147)
Cash and cash equivalents beginning of period	11,243	25,131
Cash and cash equivalents end of period	$15,485	$11,984
Noncash investing and financing activities
Leased assets obtained in exchange for new finance lease liabilities	$301	$837
Leased assets obtained in exchange for new operating lease liabilities	$2,572	$179

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net (loss) income before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of an impairment and share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share,  Free Cash Flow and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income,    Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss),  cash provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measure of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	March 31,	December 31,
	2020	2019
Working capital	$84,201	$80,816
Cash and cash equivalents	(15,485)	(11,243)
Current maturities of long term debt	1,502	1,481
Net working capital	$70,218	$71,054

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended
	March 31, 2020		March 31, 2019
	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net loss attributable to NCS Multistage Holdings, Inc.	$(51,549)	$(1.10)	$(11,966)	$(0.26)
Adjustments
Impairment (a)	50,194	1.07	—	—
Realized and unrealized losses (b)	38	—	297	0.01
Change in fair value of contingent consideration (c)	—	—	37	—
Income tax impact from adjustments (d)	795	0.02	9,575	0.21
Adjusted net loss attributable to NCS Multistage Holdings, Inc.	$(522)	$(0.01)	$(2,057)	$(0.04)

_____________________

(a)	Represents non-cash impairment charges for property and equipment and intangible assets during 2020 as the fair values were lower than the carrying values.
(b)	Represents realized and unrealized foreign currency translation losses primarily due to movement in the foreign currency exchange rates between the periods.
(c)

Represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019.

(d)

Represents the income tax adjustments including the valuation allowance recorded to reduce the carrying value of our both our U.S. and Canadian deferred tax assets in 2020 and the impact of income tax adjustments including the valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended
	March 31,
	2020	2019
Net loss	$(48,907)	$(9,878)
Income tax (benefit) expense	(925)	9,574
Interest expense, net	322	517
Depreciation	1,452	1,426
Amortization	1,133	1,161
EBITDA	(46,925)	2,800
Impairment (a)	50,194	—
Share-based compensation (b)	2,950	3,058
Professional fees (c)	1,388	800
Foreign currency exchange (gain) loss (d)	(10)	297
Change in fair value of contingent consideration (e)	—	37
Severance and other termination benefits (f)	1,346	—
Other (g)	295	377
Adjusted EBITDA	$9,238	$7,369
Adjusted EBITDA Margin	17%	14%
Adjusted EBITDA Less Share-Based Compensation	$6,288	$4,311

_____________________

(a)	Represents non-cash impairment charges for property and equipment and intangible assets during 2020 as the fair values were lower than the carrying values.
(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)	Represents non-capitalizable costs of professional services incurred in connection with our financings, legal proceedings and the evaluation of potential acquisitions.
(d)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates between the periods.
(e)

Represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019.

(f)	Reflects charges incurred in connection with a reduction in workforce implemented in 2020.
(g)	Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP along with other charges and credits.

FREE CASH FLOW

	Three Months Ended
	March 31,
	2020	2019
Net cash provided by (used in) operating activities	$3,608	$(3,011)
Purchases of property and equipment	(458)	(2,505)
Purchase and development of software and technology	-	(491)
Proceeds from sales of property and equipment	20	169
Free cash flow	$3,170	$(5,838)

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
United States
Product sales	$17,440	$19,564
Services	3,528	5,781
Total United States	20,968	25,345
Canada
Product sales	20,807	16,621
Services	8,559	8,375
Total Canada	29,366	24,996
Other Countries
Product sales	1,183	1,047
Services	3,033	1,462
Total Other Countries	4,216	2,509
Total
Product sales	39,430	37,232
Services	15,120	15,618
Total revenues	$54,550	$52,850